Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION:	Company Contact:
William Pitchford
Chief Human Resources Officer
Phone: 765.250.9603
bpitchford@inotivco.com

Bioanalytical Systems, Inc. d/b/a Inotiv Appoints Beth A. Taylor as New Chief Financial Officer

WEST LAFAYETTE, Ind., March 9, 2020 -- Bioanalytical Systems, Inc. (NASDAQ: BASI), operating as Inotiv (the “Company” or “Inotiv”), today announced the appointment of Beth A. Taylor, CPA, as Vice President - Finance and Chief Financial Officer of the Company. Ms. Taylor succeeds Jill C. Blumhoff, who had served as the Company’s Vice President - Finance and Chief Financial Officer since May 2016.

Ms. Taylor joins the Company with an extensive background in corporate and operational finance and accounting, including as Vice President of Finance and Chief Accounting Officer for Endocyte, Inc. Ms. Taylor possesses exceptional experience and expertise in business planning, technical accounting, compliance, and investor relations for public companies, and a successful track record of cultivating support and relationships within organizations to achieve goals.

“I am pleased to welcome Beth to our team and look forward to her contributions in driving our shared vision for growth and success,” said Company President and Chief Executive Officer Robert Leasure, Jr. “Beth has the experience and business acumen necessary to lead the Company’s financial and accounting team with the goal of continuing to increase confidence and shareholder value for our evolving Company. I would also like to thank Jill Blumhoff for her hard work and dedication to the Company and wish her well in her future endeavors,” concluded Mr. Leasure.

“It is a very exciting time to be joining Inotiv, with the recent growth and investment in internal operations and through strategic acquisitions to better serve and grow our client base through an increased scope of services,” said Ms. Taylor. “I am eager to join the Inotiv team and assist with strategic growth iniatives. I look forward to contributing to the team’s effort towards making investments to deliver excellent experiences to our clients, and ultimately to drive long-term shareholder value.”

Prior to joining Inotiv, Ms. Taylor held progressively responsible VP of Finance, Controllership and other financial leadership positions at Endocyte, Inc., Author Solutions, Inc., Harlan Laboratories, Inc., Republic Airways Holdings and Rolls-Royce Corporation. Ms. Taylor started her career in audit with Deloitte & Touche and received her B.S. in Accounting from Indiana University’s Kelly School of Business in Bloomington, Indiana.

About the Company

Bioanalytical Systems, Inc., operating as Inotiv, is a pharmaceutical development company providing contract research services and monitoring instruments to emerging pharmaceutical companies and the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. The Company’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com  for more information about the Company.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, and various market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.